                                                                    EXHIBIT 11.1


DYNAMEX INC.
CALCULATION OF NET INCOME PER COMMON SHARE
(in thousands except per share data)
(Unaudited)


                                     Three months ended
                                         October 31,
                                     ------------------
                                        1999      1998
                                     --------- ---------
                                               (Restated)
Net income                            $   405   $   177
                                      =======   =======

Weighted average common
   shares outstanding                  10,207    10,069

Common share equivalents related
   to options and warrants                 --        58
                                      -------   -------

Common shares and common share
   equivalents                         10,207    10,127
                                      =======   =======

Common stock price used under
   treasury stock method              $    --   $  2.99
                                      =======   =======

Net income (loss) per common share:
   Basic                              $  0.04   $  0.02
                                      =======   =======

   Diluted                            $  0.04   $  0.02
                                      =======   =======


On September 16, 1999, the American Stock Exchange suspended trading in the Company's common stock. As a result, the Company is unable to determine the number, if any, of common share equivalents related to options and warrants for the three months ended October 31, 1999. See Note 2 of Notes to Condensed Consolidated Financial Statements.